Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-3 No. 333-124612) of Mobile Mini, Inc.,

(2)	Registration Statement (Form S-8 No. 333-41495) pertaining to the Mobile Mini, Inc. Amended and Restated 1994 Stock Option Plan,

(3)	Registration Statement (Form S-8 No. 333-86495) pertaining to the Mobile Mini, Inc. Amended and Restated 1994 Stock Option Plan,

(4)	Registration Statement (Form S-8 No. 333-43954) pertaining to the Mobile Mini, Inc. Amended and Restated 1999 Stock Option Plan,

(5)	Registration Statement (Form S-8 No. 333-65566) pertaining to the Mobile Mini, Inc. Amended and Restated 1999 Stock Option Plan,

(6)	Registration Statement (Form S-8 No. 333-107333) pertaining to the Mobile Mini, Inc. Amended and Restated 1999 Stock Options Plan,

(7)	Registration Statement (Form S-8 No. 333-2868) pertaining to the Mobile Mini, Inc. Profit Sharing Plan and Trust, and

(8)	Registration Statement (Form S-8 No. 333-136595) pertaining to the Mobile Mini, Inc. 2006 Equity Incentive Plan;
of our reports dated February 28, 2007, with respect to the consolidated financial statements and schedule of Mobile Mini, Inc., Mobile Mini, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Mobile Mini, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Phoenix, Arizona
February 28, 2007